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                                                                   EXHIBIT 99.1

FOR:    UNIFLEX, INC.

COMPANY: Robert K. Semel
CONTACT: (516) 997-7300


                        UNIFLEX, INC. CONSUMMATES MERGER


               Hicksville, NY - June 30, 1999 - Uniflex, Inc. (AMEX: UFX) announced today that, at a special meeting held on June 30, 1999, the stockholders of Uniflex approved the merger (the "Merger") of Uniflex Acquisition Corp., an acquisition entity ("Newco") formed by RFE Investment Partners, a New Canaan, Connecticut-based private equity firm, with and into Uniflex. The Merger was consummated immediately thereafter, pursuant to an Agreement and Plan of Merger and Recapitalization (the "Merger Agreement").

               Pursuant to the terms of the Merger Agreement, each outstanding share of common Uniflex stock ("Share") (with certain limited exceptions, including (i) certain retained Shares and (ii) treasury stock held by the Company) held immediately prior to the effective time was, converted into the right to receive, without interest, an amount in cash equal to $7.57 per Share.

               Upon consummation of the merger, (i) CMCO, Inc. and its affiliates that owned 300,158 Shares retained all of their shares of common stock of Uniflex and (ii) certain officers, directors and employees of Uniflex retained 322,000 shares of common stock of Uniflex owned by them. The transaction is expected to be treated as a recapitalization for financial reporting purposes.

               To obtain payment for Shares, the certificate(s) representing such Shares, together with a Letter of Transmittal (or a facsimile copy thereof), must be mailed or delivered by hand or overnight courier to American Stock Transfer & Trust Company, as the paying agent (the "Paying Agent").

               Copies of the Notice of Merger and the Letter of Transmittal may be obtained from the Paying Agent at the address set forth below:

                     American Stock Transfer & Trust Company
                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005


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           Uniflex designs, manufactures and markets a growing line of specialty bags used for packaging, sales and advertising promotions, including general retail. Uniflex also manufactures an expanding line of patented medical products for use in hospitals, medical and dental laboratories and emergency care centers and the ULTRAVAULT (TM), tamper evident cash or document handling envelope. Detailed information about Uniflex products can be found on its World Wide Web page on the Internet at http://www.UFline.com.

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